EXHIBIT-99.1




February 2, 2000

Timothy Burke, Secretary/Treasurer
(812) 465-4136

     Strong Fourth Quarter Results Push SIGCORP Year End
                 Earnings to All-Time Record

Evansville, Indiana -- SIGCORP, Inc. (NYSE:SIG), a gas and electric utility, energy services and telecommunications company, today announced its revenues and earnings for the quarter and year ended December 31, 1999.

SIGCORP, the parent of Southern Indiana Gas and Electric
Company (SIGECO), earned $11.0 million (47 cents per basic common share), a 53% increase over fourth quarter
1998 net income of $7.2 million (30 cents per share), resulting in record earnings of $2.20 per basic share of common stock for 1999. The previous yearly earnings record of $2.14 per share, set in 1998, included a $2.9 million after-tax (12 cents per share) one-time gain on the liquidation of an equity position in a leveraged lease. Current quarter revenues were $164.4 million, compared with $148.7 million for the prior year period.

"Much stronger results from both our utility and non-utility operations during the current quarter propelled
SIGCORP's 1999 earnings past last year's record.
SIGECO's wholesale power marketing group provided a significant contribution to our utility results and our investment subsidiary, Southern Indiana Properties
(SIPI), had another outstanding quarter, doubling its excellent fourth quarter 1998 earnings," said Chairman and CEO Ronald G. Reherman. "These outstanding results are evidence that our strategies to enhance shareholder value are working and provide a solid a base for continued growth. We believe our pending merger of equals to form Vectren Corporation will build upon the solid foundation existing at both SIGCORP and Indiana
Energy to create even greater shareholder value in the future," he added.

Utility earnings during the fourth quarter of 1999 were $0.11 per share, a 46% improvement over the year-earlier period. Favorable impacts of increased sales to retail and municipal electric customers, greater sales and unit margins in the wholesale power market and increased other income were partially offset by anticipated higher operations costs and increased depreciation and property tax expenses. Led by the very strong results from SIPI, as well as from the SIGCORP Fuels subsidiary, earnings from SIGCORP's non-utility operations rose 86%, adding
$0.06 per share to 1998 fourth quarter results.

Total retail and firm wholesale electric sales rose 12%
during the fourth quarter of 1999 compared to the 1998 period, reflecting the continued strength of the local economy in SIGECO's service area. Commercial, industrial and residential electric sales were up 14%, 12% and 12%, respectively. Several new sales contracts to other utilities and power marketers produced a 22% increase in related electric sales and raised SIGECO's average unit sales margin on such sales 78% compared to the prior year period. Although temperatures in SIGECO's service area during the recent quarter were comparable to the same period in 1998 in terms of heating degree days, gas sales declined slightly. A 14% rise in transported gas activity led a 5% increase in total sales and transported volumes, reflecting the area's growth in commercial and industrial activity.

The continued growth of SIGCORP's natural gas marketing subsidiary, SIGCORP Energy Services (SES), was the chief reason for SIGCORP's $15.7 million, or 11%, fourth quarter revenue increase. During the same period, total operating expenses were up $13.2 million, or 10%, primarily due to higher cost of sales-related expenses at SES.

Factors Affecting Earnings                       Qtr     12 Mos
Period ended December 31, 1998             $.30          $2.14
Weather                                       -           (.01)
Sales growth other than weather             .07            .19
Electric sales to other utilities and
power marketers                             .05            .07
Utility O&M expense                        (.04)          (.11)
Utility depreciation expense               (.02)          (.06)
Non-utility operations                      .06           (.07)
Other                                       .05            .05
Period ended December 31, 1999             $.47          $2.20

Net income for the twelve months ended December 31, 1999 was $52.1 million, or $2.20 per basic share of common stock, on revenues of $604.5 million, versus net income of $50.5 million, or $2.14 per basic share of common stock, on revenues of $557.1 million for the twelve months ended December 31, 1998.

The $0.06 per share increase in earnings for the current twelve-month period was the result of a 5% increase in retail and municipal electric sales, higher unit margins on sales to other utilities and power marketers, a 6% increase in gas sales and greater capitalized interest charges, the favorable impacts of which were partially offset by higher utility operations, maintenance and depreciation expenses and comparatively lower non-utility earnings due to the $0.12 cents per share after-tax gain realized by SIPI on the liquidation of an equity position in a leveraged lease in 1998.

SIGCORP, Inc., a holding company, through its public utility subsidiary, SIGECO (one of the lowest cost energy producers in the country), is engaged in the generation, transmission, distribution and sale of electricity and the purchase of natural gas and its transportation, distribution and sale in a service area that covers ten counties in southwestern Indiana.
SIGCORP's Energy Services, a non-regulated energy marketer, is also engaged in the purchase of natural gas and its transportation and sale to large volume natural gas consumers in the region. SIGCORP also operates several other non-utility subsidiaries.

This press release may contain forward-looking statements concerning our anticipation of future events that involve inherent risks and uncertainties. A number of important factors which are difficult to predict and many of which are beyond the control of the company could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements may be significantly impacted by certain risks and uncertainties, including, but not limited to, economic or weather conditions affecting future sales, changes in markets for energy services, changing energy market prices, legislative and regulatory changes, including revised environmental requirements, industry restructuring, availability and cost of capital and other similar factors.

                       # # # # # # # #

                               SIGCORP, INC.
                     CONSOLIDATED STATEMENTS OF INCOME
             FOR THE PERIODS ENDED DECEMBER 31, 1999 AND 1998
                   (in thousands except per share data)

                                           Twelve Months
                                Quarter         Ended 12/31
                                 Ended
                                 12/31
                                  1999        1998       1999        1998
 Operating Revenues
  Electric                     $  68,609   $  67,183   $ 307,569  $ 297,865
  Gas                             20,239      21,157      68,212     66,801
  Energy services and other       75,600      60,359     228,710    192,445
    Total                        164,448     148,699     604,491    557,111
 Operating Income              $  16,522   $  14,017   $  88,812  $  86,079
 Net Income applicable to
 common stock                  $  11,019   $   7,168   $  52,059  $  50,476
 Basic Earnings per common     $    0.47   $    0.30   $    2.20  $    2.14
 share
 Diluted Earnings per common   $    0.47   $    0.30   $    2.19  $    2.12
 share
 Average common shares
 outstanding                      23,631      23,631      23,631     23,631


 Electric Sales (MWh)
  Residential                    261,649     234,523   1,371,580  1,326,024
  Commercial                     311,516     274,092   1,304,008  1,243,329
  Industrial                     621,211     553,370   2,415,990  2,256,116
  Other                            5,672       5,880      19,367     20,155
    Total system               1,200,048   1,067,865   5,110,945  4,845,624
  Municipals and Jasper          159,039     141,953     659,455    623,659
  Alcoa Generating Corporation    11,391     203,423     314,447    363,161
  Other Wholesale                229,459     188,248     855,868  1,026,737
    Total                      1,599,937   1,601,489   6,940,715  6,859,181

 Gas Sold and Transported
 (MDth)
  Residential                      2,441       2,510       8,262      7,764
  Commercial                       1,057       1,126       3,498      3,290
  Industrial                         110         119         467        514
  Other                                6          20          43         48
  Transported                      4,918       4,331      19,580     17,349
    Total                          8,532       8,106      31,850     28,965